Exhibit 99.4

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following tables show selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of National Bank Holdings Corporation (“NBHC”), including per share data, after giving effect to the merger with Peoples, Inc. (“Peoples”) and other pro forma adjustments. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with U.S. generally accepted accounting principles (“GAAP”) and that the assets and liabilities of Peoples will be recorded by NBHC at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined statement of financial condition gives effect to the transaction as if the transaction had occurred on September 30, 2017. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2017, and the year ended December 31, 2016, give effect to the transaction as if the transaction had become effective on January 1, 2016. In accordance with the merger agreement, the Peoples national mortgage business has been wound down. Accordingly, the unaudited pro forma condensed combined financial statements exclude the results of the Peoples national mortgage business for all periods presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available. The Peoples consolidated unaudited condensed financial information have been reclassified to conform to the current NBHC presentation.

NATIONAL BANK HOLDINGS CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

September 30, 2017

(In thousands, except per share and per share data)

	NBHC	Peoples	Pro Forma		Pro Forma
	Consolidated	Consolidated	Adjustments		Combined
ASSETS
Cash and cash equivalents	$241,160	$110,896	$(37,044)	A	$315,012
Investment securities available-for-sale (at fair value)	812,051	120,792	—		932,843
Investment securities held-to-maturity	275,370	—	—		275,370
Investment securities trading assets	—	5,677	(5,677)	A	—
Non-marketable securities	15,537	4,037	—		19,574
Loans	3,120,543	543,225	(7,000)	B	3,656,768
Allowance for loan losses	(30,047)	(7,559)	7,559	C	(30,047)
Loans, net	3,090,496	535,666	559		3,626,721
Loans held for sale	12,212	70,339	—		82,551
Other real estate owned	12,330	1,740	—		14,070
Premises and equipment, net	91,654	18,849	(143)	D	110,360
Mortgage servicing rights, net	—	4,030	395	E	4,425
Goodwill	59,630	—	49,804	F	109,434
Intangible assets, net	2,840	—	9,839	G	12,679
Other assets	155,692	16,941	(4,507)	H	168,126
Total assets	$4,768,972	$888,967	$13,226		$5,671,165
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing demand deposits	$910,675	$226,469	$—		$1,137,144
Interest bearing demand deposits	431,786	152,318	—		584,104
Savings and money market	1,470,714	296,113	—		1,766,827
Time deposits	1,133,167	57,980	—		1,191,147
Total deposits	3,946,342	732,880	—		4,679,222
Securities sold under agreements to repurchase	92,814	—	—		92,814
Federal Home Loan Bank advances	129,115	51,310	—		180,425
Other liabilities	50,457	14,408	(6,618)	I	58,247
Total liabilities	4,218,728	798,598	(6,618)		5,010,708
Shareholders’ equity:
Total shareholders’ equity	550,244	90,369	19,844	J	660,457
Total liabilities and shareholders’ equity	$4,768,972	$888,967	$13,226		$5,671,165

Common shares outstanding	26,802,964	—	3,398,477		30,201,441

NATIONAL BANK HOLDINGS CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended September 30, 2017

(In thousands, except per share and per share data)

	NBHC	Peoples	Pro Forma		Pro Forma
	Consolidated	Consolidated	Adjustments		Combined
Interest and dividend income:
Interest and fees on loans	$102,238	$24,076	$656	K	$126,970
Interest and dividends on investment securities	19,108	1,747	—		20,855
Dividends on non-marketable securities	619	147	—		766
Interest on interest-bearing bank deposits	687	262	—		949
Total interest and dividend income	122,652	26,232	656		149,540
Interest expense:
Interest on deposits	11,759	564	—		12,323
Interest on borrowings	1,380	610	—		1,990
Total interest expense	13,139	1,174	—		14,313
Net interest income before provision for loan losses	109,513	25,058	656		135,227
Provision for loan losses	9,700	550	—		10,250
Net interest income after provision for loan losses	99,813	24,508	656		124,977
Non-interest income:
Service charges	10,458	2,051	—		12,509
Bank card fees	9,014	1,576	—		10,590
Gain on sale of mortgages, net	1,716	24,647	—		26,363
Bank-owned life insurance income	1,417	44	—		1,461
Other non-interest income	7,149	4,673	(131)	L	11,691
OREO related income	449	5	—		454
Total non-interest income	30,203	32,996	(131)		63,068
Non-interest expense:
Salaries and benefits	59,662	35,053	(100)	M	94,615
Occupancy and equipment	15,887	4,656	—		20,543
Telecommunications and data processing	4,841	1,380	(171)	M	6,050
Marketing and business development	1,878	647	—		2,525
FDIC deposit insurance	2,106	302	—		2,408
Bank card expenses	2,751	753	—		3,504
Professional fees	2,441	825	(655)	M	2,611
Other non-interest expense	7,839	1,783	(608)	N	9,014
Problem asset workout	3,389	1,054	—		4,443
Gain on OREO sales, net	(2,254)	12	—		(2,242)
Intangible asset amortization	4,110	—	1,207	O	5,317
Total non-interest expense	102,650	46,465	(327)		148,788
Income before income taxes	27,366	11,039	852		39,257
Income tax expense	2,668	4,151	324	P	7,143
Net income	$24,698	$6,888	$528		$32,114
Income per share—basic	$0.92				$1.06
Income per share—diluted	$0.89				$1.03
Weighted average number of common shares outstanding:
Basic	26,902,128		3,398,477		30,300,605
Diluted	27,636,675		3,398,477		31,035,152

NATIONAL BANK HOLDINGS CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2016

(In thousands, except per share and per share data)

	NBHC	Peoples	Pro Forma		Pro Forma
	Consolidated	Consolidated	Adjustments		Combined
Interest and dividend income:
Interest and fees on loans	$129,317	$31,082	$875	K	$161,274
Interest and dividends on investment securities	29,665	1,668	—		31,333
Dividends on non-marketable securities	748	324	—		1,072
Interest on interest-bearing bank deposits	718	124	—		842
Total interest and dividend income	160,448	33,198	875		194,521
Interest expense:
Interest on deposits	13,963	675	—		14,638
Interest on borrowings	845	1,782	—		2,627
Total interest expense	14,808	2,457	—		17,265
Net interest income before provision for loan losses	145,640	30,741	875		177,256
Provision for loan losses	23,651	656	—		24,307
Net interest income after provision for loan losses	121,989	30,085	875		152,949
Non-interest income:
Service charges	13,900	2,893	—		16,793
Bank card fees	11,429	2,080	—		13,509
Gain on sale of mortgages, net	2,881	39,227	—		42,108
Bank-owned life insurance income	1,861	61	—		1,922
Other non-interest income	7,708	6,733	(174)	L	14,267
OREO related income	2,248	8	—		2,256
Total non-interest income	40,027	51,002	(174)		90,855
Non-interest expense:
Salaries and benefits	79,765	47,003	—		126,768
Occupancy and equipment	22,904	7,054	—		29,958
Telecommunications and data processing	5,970	2,111	—		8,081
Marketing and business development	2,564	852	—		3,416
FDIC deposit insurance	3,236	536	—		3,772
Bank card expenses	4,440	1,063	—		5,503
Professional fees	3,496	933	—		4,429
Other non-interest expense	8,554	2,836	(696)	N	10,694
Problem asset workout	3,983	536	—		4,519
Gain on OREO sales, net	(4,383)	106	—		(4,277)
Intangible asset amortization	5,480	—	1,789	O	7,269
Total non-interest expense	136,009	63,030	1,093		200,132
Income before income taxes	$26,007	$18,057	$(392)		$43,672
Income tax expense	2,947	6,662	(149)	P	9,460
Net income	$23,060	$11,395	$(243)		$34,212
Income per share—basic	$0.81				$1.08
Income per share—diluted	$0.79				$1.05
Weighted average number of common shares outstanding:
Basic	28,313,061		3,398,477		31,711,538
Diluted	29,091,343		3,398,477		32,489,820

Pro Forma Adjustments Footnotes

The following pro forma adjustments are reflected in the unaudited pro forma combined financial information. All taxable adjustments were calculated using a 38% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change:

A – To record cash paid for Peoples common stock of $36.2 million to seller and to escrow and to payoff Peoples debt of $5.4 million. To record investment securities trading assets sold of $5.7 million prior to acquisition date. Adjustment also includes Peoples estimated transaction costs of $1.2 million, net of tax of $0.8 million.

B – To record estimated fair value adjustment on loans based on a $7.0 million discount to adjust for credit deterioration of the acquired portfolio. The fair value adjustment is expected to be accreted over an estimated 8 year remaining life of the respective loans in a manner that approximates level yield.

C – To eliminate Peoples allowance for loan losses of $7.6 million.

D – To record estimated fair value adjustment on premises and equipment of $0.1 million.

E – To record estimated fair value adjustment for mortgage servicing rights of $0.4 million.

F – To record estimate of goodwill that will be recognized as part of the transaction. See the allocation of purchase price at Note 3.

G – To record estimate of core deposit intangible asset which is assumed to be amortized sum of the years’ digits over 10 years.

H – To record adjustment to deferred tax asset related to the pro forma adjustments.

I – To record adjustment for payoff of debt of $5.4 million and reversal of the deferred gain on sale of properties of $1.3 million.

J – To eliminate Peoples stockholders’ equity of $90.4 million and to record re-issuance of 3.4 million shares of NBHC’s treasury stock at cost totaling $68.0 million, including a gain on the re-issuance of treasury stock of $42.2 million included in additional paid-in capital.

K – To record accretion of loan portfolio fair value adjustments.

L – To record elimination of amortization of deferred gain on sale of properties of $0.1 million and $0.2 million for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively.

M – To record elimination of directly attributable transaction costs incurred during the nine months ended September 30, 2017 of $0.9 million.

N – To record elimination of interest expense on paid off debt of $0.6 million and $0.8 million during the nine months ended September 30, 2017 and year ended December 31, 2016, respectively. To record amortization of mortgage servicing rights ($0.1) million during the nine months ended September 30, 2017 and year ended December 31, 2016. To record elimination of directly attributable transaction costs incurred during the nine months ended September 30, 2017 of $0.1 million.

O – To record amortization of core deposit intangible asset of $1.2 million and $1.8 million during the nine months ended September 30, 2017 and year ended December 31, 2016, respectively.

P – To record tax effect at a rate of 38%.

Note 1 Basis of Presentation

NBHC completed the acquisition of Peoples on January 1, 2018, with total consideration a mix of approximately 75% common stock and 25% cash. The acquisition is accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities of Peoples presented in these pro forma condensed combined financial statements have been adjusted to their estimated fair values based upon conditions as of the merger date and as if the transaction had been effective on January 1, 2016 for statements of operations data. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at that time. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available. The unaudited pro forma condensed combined financial statements exclude the results of the Peoples national mortgage business for all periods presented. Accordingly, assets and liabilities of $16.2 million, revenue of $66.9 million and expenses of $62.9 million were excluded from the Peoples historical statement of financial condition and statement of operations for the nine months ended September 30, 2017. Revenue of $108.5 million and expenses of $95.7 million were excluded from the Peoples historical statement of operations for the year ended December 31, 2016.

Note 2 Purchase Price

NBHC completed the acquisition of Peoples on January 1, 2018. Pursuant to the merger agreement, Peoples shareholders received $36.2 million in cash and 3,398,477 shares of NBHC common stock, with a closing price of $32.43 implying a value of $146.4 million. Cash paid included $10.0 million placed in escrow for estimated unknown liabilities that may have existed as of the acquisition date.

Note 3 Allocation of Purchase Price

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Peoples based on their estimated fair value as of the closing of the transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma unaudited financial statements are based upon available information and certain assumptions considered reasonable may be revised as additional information becomes available. The following are the pro forma adjustments made to record the acquisition and adjust Peoples assets and liabilities to their estimated fair values at September 30, 2017.

(in thousands)
Purchase price allocation:
NBHC common stock paid at January 1, 2018, closing price of $32.43	$110,213
Cash paid to seller	36,189
Purchase price	146,402
Allocated to:
Historical book value of Peoples assets and liabilities as of September 30, 2017	90,369
Less: Transaction expenses incurred by Peoples, net of tax	(1,165)
Adjusted net historical book value of Peoples assets and liabilities	89,204
Adjustments to record assets and liabilities at fair value:
Loans	(7,000)
Allowance for loan losses	7,559
Premises and equipment	(143)
Mortgage servicing rights	395
Core deposit intangible asset	9,839
Deferred taxes	(4,507)
Other liabilities	1,251
Preliminary pro forma goodwill	$49,804

Note 4 Estimated Merger Costs

The table below reflects NBHC’s estimate of the aggregated merger costs of $10.3 million (net of $3.1 million of income tax benefit using a 23% incremental tax rate given the passage of H.R.1, formerly known as the “Tax Cuts and Jobs Act”) expected to be incurred in connection with the merger subsequent to September 30, 2017, which are excluded from the pro forma financial statements. The current estimates of these costs are as follows:

(in thousands)
Change-in-control, severance and retention payments	$6,052
Conversion and contract termination	4,628
Professional fees and other non-interest expenses	2,730
Pre-tax merger costs	13,410
Income tax benefit	(3,084)
Total merger costs	$10,326